Exhibit 4.8

CERTIFICATE OF ELIMINATION

OF THE

SERIES B PREFERRED STOCK

OF

BIOSPECIFICS TECHNOLOGIES CORP.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

BioSpecifics Technologies Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151(g) of the DGCL and the authority granted in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously designated ten thousand (10,000) shares of authorized shares of preferred stock of the Corporation as Series B Preferred Stock, par value $0.001 per share, of the Corporation (the “Series B Preferred Stock”).

SECOND: That no shares of Series B Preferred Stock are outstanding and no shares of Series B Preferred Stock shall be issued by the Corporation.

THIRD: That the following resolutions were adopted on April 10, 2020 by the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series B Preferred Stock (the “Certificate of Elimination”):

“WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designation filed with the Office of the Secretary of State of the State of Delaware (the “Series B Certificate of Designation”), ten thousand (10,000) shares of authorized shares of preferred stock of the Corporation were designated as Series B Preferred Stock, par value $.001 per share, of the Corporation (the “Series B Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock;

WHEREAS, the preferred stock rights agreement to which the Corporation was a party that necessitated the designation of the Series B Preferred Stock has expired; and

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series B Preferred Stock (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all ten thousand (10,000) shares of

Series B Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Corporation, and that all matters set forth in the Series B Certificate of Designation be eliminated from the Corporation’s Certificate of Incorporation, as amended.

NOW THEREFORE, BE IT

RESOLVED, that none of the Series B Preferred Stock shall be issued pursuant to the Series B Certificate of Designation previously filed with the Secretary of State of the State of Delaware with respect to the Series B Preferred Stock; and further

RESOLVED, that each of the executive officers of the Corporation is hereby authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware and to execute and deliver any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series B Preferred Stock, as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and further

RESOLVED, that when such Certificate of Elimination becomes effective, all references to the Series B Preferred Stock in the Restated Certificate of Incorporation shall be eliminated and the shares of Series B Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Corporation, without designation as to series; and further

RESOLVED, that each of the executive officers of the Corporation is hereby authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver any and all agreements, instruments and documents, and to do any and all other acts and things as they or any of them may deem necessary or appropriate to carry out fully the intent and purpose of the foregoing resolutions.”

FOURTH: That, in accordance with Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series B Certificate of Designation from the Certificate of Incorporation, and all shares of Series B Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officers on this 10th day of April 2020.

BIOSPECIFICS TECHNOLOGIES CORP.

By:	/s/ Carl A. Valenstein

Name: Carl A. Valenstein

Title: Corporate Secretary

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